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                                                                     EXHIBIT 3.1


                             FIRST AMENDMENT TO THE
                                     BYLAWS
                                       OF
                           FIRST COMMUNITY CORPORATION


         In accordance with Section 48-20-201 of the Tennessee Business Corporation Act and Section 10 of the Bylaws of First Community Corporation (the "Company"), the Board of Directors of the Company has approved and adopted the amendment of the Bylaws of the Company (the "Bylaws"), as more specifically set forth below:

         1.       Article III of the Bylaws is hereby amended by adding a new
Section 3.2(c) as follows:

                  3.2(c). Mandatory Retirement of Directors. The mandatory retirement age for any director of the Corporation shall be 70 years of age. The retirement date shall be the last day of the director's term in which the director reaches 70 years of age. No person shall be nominated for election as a director if the person would be 70 years of age or older before the first day of the proposed term of office. This bylaw does not apply to any director serving on the date that this bylaw takes effect.

         ADOPTED AND APPROVED by the Board of Directors of the Company as of the 13th day of April, 2005.

                                        FIRST COMMUNITY CORPORATION


                                        By:      /s/  William J. Krickbaum
                                           -------------------------------------
                                                 Chairman of the Board